Exhibit 3

AGREEMENT

By and Between,

Omega Dynamics, Inc., at P.O. Box 6243, North Logan, Utah 84341, represented by William Elliot, chairman of the board of directors and Scott Craw, Secretary Treasurer hereinafter, Omega.

And

Malinka Intellectual Trust, at P.O. Box 163, Montello, Nevada 89830, represented by Thomas W. Bergman, legal representative, hereinafter, Malinka.

RECITALS:

Malinka has by assignment the full rights to a U.S. Provisional Patent Application Serial Number 60/152,445 "Carbon Dioxide Free Air and Hydrogen Delivery System for An Electrochemical Engine", (the Device) filed on September 3, 1999 with the office of U.S. Patents and Trademarks. Omega is desirous of obtaining certain rights tot he U.S. Provisional Patent Application. Malinka will grant to Omega certain rights to the U.S. Provisional Patent Application.

Subject to the following terms and conditions;

1. Malinka hereby grants to Omega limited rights subject to the terms of this agreement to the U.S. Provisional Patent Application while retaining two percent (2%) of the gross in a gross overriding royalty of any and all sales of the corporation concerning any thing that is any way related to the Intellectual Property as outlined in the U.S. Provisional Patent Application and in addition, retains sole rights of developing, researching, and improving the device as outlined in the U.S. Provisional Patent Application.

2. Omega will issue one million shares of its common stock to Malinka as further compensation for the limited rights of the intellectual property contained in the U.S. Provisional Patent Application within 20 business days of the signing of this agreement.

3. Omega will pay all costs Malinka may incur for development, research, and improvements in the device contained in the U.S. Provisional Patent Application.

4. Omega agrees to pay all costs required in the process required for obtaining a patent or patents to protect Malinka's rights to the device as contained in the U.S. Provisional Patent Application. Omega also agrees that Malinka will direct the effort to obtain whatever patents are required to protect Malinka's rights under the terms of this agreement.

Agreement Continued Omega/Malinka
Page two of two


5. The parties agree that time is of the essence in all particulars of this agreement.

6. The parties agree that the jurisdiction for any disputes between the parties shall be the State of Utah.

7. This agreement and the rights to the Device and Intellectual Property as outlined in the Provisional Patent Application cannot be assigned, sold, leased, used as collateral or in any way transferred without the express written permission of Malinka.

8. In the event that Omega should declare bankruptcy, or have a reverse split of it's common stock all rights to the Device and the
         Intellectual   Property   described   within  the  Provisional   Patent
         Application under this agreement would cease and revert back to Malinka.

Signed and Agreed this 30th day of December, 1999.

(Signature)
William Elliott
President and Chairman of the Board of Directors

(Signature)
Scott Craw
Omega Secretary and Treasurer

(Signature)
Thomas W. Bergman
Malinka Legal Representative